EXHIBIT 99.1

Johnson Outdoors Announces Fiscal 2009 Third Quarter Results

RACINE, Wis., July 31, 2009 (GLOBE NEWSWIRE) -- Johnson Outdoors Inc. (Nasdaq:JOUT), a leading global outdoor recreation company, today announced higher earnings on lower net sales for its third fiscal quarter ended July 3, 2009. Total net sales for the quarter were $114.9 million compared to $141.2 million in the prior year period. Income from continuing operations of $9.0 million, or $0.98 per diluted share, compared favorably to income from continuing operations of $7.9 million, or $0.85 per diluted share, in the same quarter last year due to cost savings and tax benefits which offset the negative impact of declining sales on profitability.

"We have made significant progress in reducing costs and improving efficiency, while protecting our leadership positions in a very challenging marketplace. Importantly, long-term restructuring initiatives are transforming the way we do business to ensure more resilient operations and stronger, more competitive businesses which we believe will be better positioned to deliver sustained profitable growth and enhanced shareholder value in the future," said Helen Johnson-Leipold, Chairman and Chief Executive Officer.

COST REDUCTION UPDATE

On December 4, 2008, the Company announced comprehensive cost-reduction plans which included an aggressive $20 million cost savings target, lower capital spending and significant reduction in peak working capital. At the end of the third quarter:

 * Cost savings efforts were progressing on track and in line with expectations.  For the quarter, operating expense decreased 14 percent from the prior year third quarter.
 * Working capital was $124.6 million at quarter-end, reflecting a $47 million (27 percent) decline compared to the prior year quarter as net inventory levels dropped 36 percent from the previous year quarter.
 * Capital spending was down 38 percent year-over-year.

THIRD QUARTER RESULTS

Third quarter sales historically reflect customer inventory replenishment due to consumer demand during the primary retail selling period for the Company's warm-weather seasonal outdoor products. Total net sales declined 18.6 percent compared to the prior year quarter, due largely to economic conditions in key markets. Key factors behind the results were:

 * Marine Electronics revenues were 15.8 percent below last year due primarily to continued weakness in domestic and international boat markets.
 * Watercraft sales were 26.4 percent below the prior year due to lower customer reorders, unfavorable currency translation of 3.4 percent and continued scaling back of distribution in non-core channels.
 * Diving revenues were down 11.3 percent due to weak economies in key markets and unfavorable currency translation of 6.7 percent.
 * Outdoor Equipment sales compared unfavorably by 24.9 percent to last year due primarily to a decrease in military tent orders and commercial tent market weakness.

Total Company operating profit of $10.6 million for the third fiscal quarter compared unfavorably to operating profit of $14.6 million in the prior year quarter. Key factors contributing to the comparison were:

 * Lower sales in all businesses, partially offset by benefits realized from cost savings efforts.
 * Charges of $1.4 million in the current year quarter associated with the restructuring of Watercraft operations.
 * Reversal of bonus and profit sharing accruals of $3.2 million in the prior year quarter.

The Company reported income from continuing operations of $9.0 million, or $0.98 per diluted share, during the third fiscal quarter, compared to income from continuing operations of $7.9 million, or $0.85 per diluted share, in the same quarter last year. State income tax credits related to recent expansion of Humminbird(r) operations in Alabama added $1.4 million to net income for the current year quarter. A deferred tax valuation allowance benefit of $2.2 million also favorably impacted net income this quarter. Interest expense for the third quarter increased $1.0 million over the prior year quarter due to non-cash accounting charges related to an interest rate swap.

In June 2009, the Company announced it was consolidating all domestic Watercraft production and business and customer support services in Old Town, Maine and closing its Ferndale, Washington facility as part of an initiative to significantly reduce cost and complexity, optimize synergies and assets, strengthen competitiveness and improve profitability for the future. Consolidation is anticipated to result in annual cost-savings of more than $4 million going forward. Costs and charges associated with the action are estimated to have a negative impact on earnings per diluted share of between $0.16 and $0.20 in the fourth fiscal quarter of 2009.

YEAR-TO-DATE RESULTS

Net sales in the first nine months of fiscal 2009 were $291.2 million versus $339.0 million in the same nine-month period last year, a decrease of 14 percent. Key drivers in the year-to-date period were:

 * Lower sales in all key markets due to weak economic conditions.
 * Unfavorable currency translation of 3.4 percent.

Total Company operating profit was $11.2 million during the first nine months of fiscal 2009 compared to operating profit of $13.6 million during the prior year-to-date period. Income from continuing operations for the first nine months of the year was $4.5 million, or $0.49 per diluted share, versus income of $5.0 million, or $0.55 per diluted share, in the first nine months of the prior year. Primary drivers behind the year-to-date comparison were:

 * Lower sales in all key markets.
 * Improved operating efficiency and aggressive cost savings efforts, which helped offset the impact of lower sales and unfavorable product mix on margins during the period.
 * Increased interest expense of $3.2 million pre-tax due to $2.1 million in non-cash accounting charges related to an interest rate swap and the increase in the Company's bank term debt interest rate.
 * Favorable impact from state tax credits and deferred tax valuation allowance.

OTHER FINANCIAL INFORMATION

The Company's debt level was $60.8 million at the end of the third quarter versus $70.0 million at the end of the prior year quarter, and debt, net of cash, was $26.9 million at the end of the current quarter versus $47.7 million at the end of the previous year quarter. Depreciation and amortization was $8.0 million year-to-date, compared to $7.4 million during the first nine months of the prior year. Capital spending totaled $5.2 million during the first nine months of fiscal 2009 compared with $8.4 million in same period in 2008.

"Strict inventory management and production planning processes, along with disciplined cash management and spending controls throughout the year have helped drive cost and inefficiency out of the operations, improve our profitability profile overall and strengthen the balance sheet," said David W. Johnson, Vice President and Chief Financial Officer.

WEBCAST

The Company will host a conference call and audio web cast at 11:00 a.m. Eastern Time on Friday July 31, 2009. A live listen-only web cast of the conference call may be accessed at Johnson Outdoors' home page. A replay of the call will be available for 30 days on the Internet.

ABOUT JOHNSON OUTDOORS INC.

JOHNSON OUTDOORS is a leading global outdoor recreation company that turns ideas into adventure with innovative, top-quality products. The company designs, manufactures and markets a portfolio of winning, consumer-preferred brands across four categories: Watercraft, Marine Electronics, Diving and Outdoor Equipment. Johnson Outdoors' familiar brands include, among others: Old Town(r) canoes and kayaks; Ocean Kayak(tm) and Necky(r) kayaks; Carlisle and Lendal(r) paddles; Extrasport(r) personal flotation devices; Minn Kota(r) motors; Cannon(r) downriggers; Humminbird(r) fishfinders; Geonav(r)chartplotters; SCUBAPRO(r) UWATEC(r) and Seemann(r) dive equipment; Silva(r) compasses; Tech4O(r) digital instruments; and Eureka!(r) tents.

Visit Johnson Outdoors at http://www.johnsonoutdoors.com

SAFE HARBOR STATEMENT

Certain matters discussed in this press release are "forward-looking statements," intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. Statements other than statements of historical fact are considered forward-looking statements. These statements may be identified by the use of forward-looking words or phrases such as "anticipate," "believe," "could," "expect," "intend," "may," "planned," "potential," "should," "will," "would" or the negative of those terms or other words of similar meaning. Such forward-looking statements are subject to certain risks and uncertainties, which could cause actual results or outcomes to differ materially from those currently anticipated. Factors that could affect actual results or outcomes include changes in consumer spending patterns; the Company's success in implementing its strategic plan, including its focus on innovation; actions of and disputes with companies that compete with the Company; the Company's success in managing inventory; the risk that the Company's lenders may be unwilling to provide a waiver or amendment if the Company is in violation of its financial covenants and the cost to the Company of obtaining any waiver or amendment that the lenders would be willing to provide; risk of future write-downs of goodwill or other intangible assets; ability of the Company's customers to meet payment obligations; movements in foreign currencies or interest rates; the Company's success in restructuring of its Watercraft and Diving operations; the success of suppliers and customers; the ability of the Company to deploy its capital successfully; adverse weather conditions; and other risks and uncertainties identified in the Company's filings with the Securities and Exchange Commission. Shareholders, potential investors and other readers are urged to consider these factors in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements included herein are only made as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

                          JOHNSON OUTDOORS INC.

 (thousands, except per share amounts)
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                                   THREE MONTHS           NINE MONTHS
 Operating Results                        ENDED                 ENDED
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                              July 3    June 27     July 3    June 27
                                2009       2008       2009       2008
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 Net sales                 $ 114,850  $ 141,243  $ 291,236  $ 339,023
 Cost of sales                68,755     85,492    180,067    207,177
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 Gross profit                 46,095     55,751    111,169    131,846
 Operating expenses           35,509     41,182    100,014    118,211
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 Operating profit             10,586     14,569     11,155     13,635
 Interest expense, net         2,629      1,533      7,203      3,603
 Other (income) expense,
  net                           (421)      (304)       243      1,056
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 Income before income taxes    8,378     13,340      3,709      8,976
 Income tax expense
  (benefit)                     (612)     5,453       (805)     3,931
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 Income from continuing
  operations                   8,990      7,887      4,514      5,045
 Income (loss) from
  discontinued operations,
  net of income tax benefit
  of $0, $61, $0, and $875
  respectively                    --       (104)        41     (1,490)
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 Net income                $   8,990  $   7,783  $   4,555  $   3,555
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 Net income (loss) per
  common share - Diluted:
  Continuing operations    $    0.98  $    0.85  $    0.49  $    0.55
  Discontinued operations  $      --  $   (0.01) $      --  $   (0.17)
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 Net income per common
  share - Diluted:         $    0.98  $    0.84  $    0.49  $    0.38
 Diluted average common
  shares outstanding           9,185      9,243      9,168      9,255
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 Segment Results
 Net sales:
 Marine electronics        $  52,542  $  62,379  $ 143,252  $ 157,186
 Outdoor equipment            12,845     17,115     32,557     38,343
 Watercraft                   25,502     34,649     58,221     71,833
 Diving                       24,173     27,246     57,558     72,268
 Other/eliminations             (212)      (146)      (352)      (607)
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 Total                     $ 114,850  $ 141,243  $ 291,236  $ 339,023
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 Operating profit (loss):
 Marine electronics        $   6,757  $   7,696  $  12,935  $  13,442
 Outdoor equipment             1,929      2,412      3,259      2,784
 Watercraft                    1,559      3,583       (285)     1,240
 Diving                        2,427      2,443      1,524      3,579
 Other/eliminations           (2,086)    (1,565)    (6,278)    (7,410)
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 Total                     $  10,586  $  14,569  $  11,155  $  13,635
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 Balance Sheet Information
  (End of Period)
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 Cash and cash equivalents                       $  33,945  $  22,292
 Accounts receivable, net                           82,449    103,780
 Inventories, net                                   62,157     96,964
 Net assets of discontinued
  operations                                            --        131
 Total current assets                              186,981    243,758
 Total assets                                      254,039    367,499
 Short-term debt                                        --     10,001
 Total current liabilities                          51,708     79,766
 Long-term debt                                     60,801     60,003
 Shareholders' equity                              128,048    214,026
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CONTACT:  Johnson Outdoors Inc.
          David Johnson, VP & Chief Financial Officer
          Cynthia Georgeson, VP - Worldwide Communication
          262-631-6600